Exhibit 23.5

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of the Annual Report on Form 40-F (the “Annual Report”) of Enerplus Resources Fund (the “Fund”), which Annual Report includes the Fund’s Annual Information Form dated March 12, 2010 for the year ended December 31, 2009, which document makes reference to our firm and our report entitled “Estimate of Reserves and Future Revenue to the Enerplus Resources (USA) Corporation Interest in Certain Oil and Gas Properties Located in Montana, North Dakota, Utah and Wyoming as of December 31, 2009” dated January 27, 2010, evaluating the Fund’s oil, natural gas and natural gas liquids interests effective December 31, 2009.

Dallas, Texas	NETHERLAND, SEWELL & ASSOCIATES, INC.
January 24, 2011

/s/ C.H. (Scott) Rees III
C.H. (Scott) Rees III, P.E.
Chairman and Chief Executive Officer